Generation Bio Announces Strategic Reorganization to Extend Cash Runway for Development of ctLNP and iqDNA Platforms

-	Company to invest in highly selective cell-targeted lipid nanoparticle (ctLNP) delivery platform to develop wholly-owned programs for extrahepatic cell types
-	Development of immune-quiet DNA (iqDNA) platform for lead hemophilia A program to continue

-	Strategic reorganization will result in a 40% reduction of workforce
-	Anticipated cost savings to extend cash runway into 2H 2027

CAMBRIDGE, MASS., Nov. 29, 2023 -- Generation Bio Co. (Nasdaq: GBIO), a biotechnology company innovating genetic medicines for people living with rare and prevalent diseases, announced a strategic reorganization to prioritize investment in the development of its cell-targeted lipid nanoparticle (ctLNP) delivery system for wholly-owned programs in extrahepatic cell types. Generation Bio intends to continue to develop ctLNP for immune cells as part of its collaboration with Moderna and to develop its immune-quiet DNA (iqDNA) for its lead hemophilia A and other programs.

“Our ctLNP platform has demonstrated uniquely selective ligand-targeted delivery to T cells with minimal off-target uptake. We believe there is a clear path to developing our own programs using ctLNP to reach extrahepatic targets and are realigning our investments to support this,” said Geoff McDonough, M.D., chief executive officer of Generation Bio. “We also remain focused on developing the iqDNA platform for our lead program in hemophilia A as well as for other programs in the liver and beyond. To allow us to reach critical development milestones for these platforms under current market conditions, we are taking the difficult but necessary steps to align our investments with our strategy and to extend our cash runway.”

Dr. McDonough continued: “We are deeply grateful to all our employees who have demonstrated incredible dedication to each other, to our community, and to the millions of people whose lives we aim to significantly improve by pursuing our mission. We are focused on supporting our departing employees through this difficult transition, and on beginning the next stage of our journey.”

The reorganization actions and financial impacts are as follows:

●	Streamlining R&D to develop wholly-owned ctLNP programs for extrahepatic cell types
●	Continuing to develop immune cell programs with Moderna
●	Continuing to develop the iqDNA platform for its lead hemophilia A and other programs
●	Extending cash runway into the second half of 2027

The company will reduce its total workforce by 40%, while preserving core R&D capacity. Several of Generation Bio’s leadership team members will also depart as part of the reorganization.

About Generation Bio

Generation Bio is innovating genetic medicines to provide durable, redosable treatments for people living with rare and prevalent diseases. The company’s non-viral genetic medicine platform incorporates novel iqDNA; a unique ctLNP delivery system; and a highly scalable capsid-free manufacturing process that uses proprietary cell-free rapid enzymatic synthesis, or RES, to produce iqDNA. This approach is designed to enable multi-year durability from a single dose, to deliver large genetic payloads, including multiple genes, to specific tissues and cell types, and to allow titration and redosing to adjust or extend expression levels in each patient. RES has the potential to expand Generation Bio’s manufacturing scale to hundreds of millions of doses to support its mission to extend the reach of genetic medicine to more people, living with more diseases, around the world.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the strategic reorganization, the potential cost savings from the strategic reorganization and the impact of the strategic reorganization on the company’s cash runway, and the company’s strategic plans or objectives, cash resources, technology platform, research and clinical development plans, and preclinical data and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties as to whether the strategic reorganization will result in the cost savings expected or the extension of the company’s cash runway for the period anticipated or have other impacts on the company’s ability to achieve its strategic goals; uncertainties inherent in the identification and development of product candidates, including the conduct of research activities, the initiation and completion of preclinical studies and clinical trials and clinical development of the company’s product candidates; uncertainties as to the availability and timing of results from preclinical studies and clinical trials; uncertainties regarding the company’s novel technologies; whether results from earlier preclinical studies will be predictive of the results of later preclinical studies and clinical trials; uncertainties regarding the RES manufacturing process; challenges in the manufacture of genetic medicine products; whether the company’s cash resources are sufficient to fund the company’s operating expenses and capital expenditure requirements for the period anticipated; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are on file with the Securities and Exchange Commission, and in subsequent filings the company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Maren Killackey

Generation Bio

mkillackey@generationbio.com

857-371-4638